Exhibit 10.14

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Executive Severance Agreement (the “Agreement”) is entered into by and between                      (the “Executive”) and Vaxcyte, Inc., a Delaware corporation (the “Company”), effective as of the Effective Date (as defined below).

RECITALS

A. The Company’s Board of Directors (the “Board”) believes that it is in the best interests of the Company and its stockholders to provide Executive with certain benefits upon a termination of Executive’s employment under certain circumstances, which benefits are intended to provide Executive with financial security and provide sufficient income and encouragement to Executive to remain with the Company, notwithstanding the possibility of a termination of Executive’s employment with the Company.

B. To accomplish the foregoing objectives, the Board desires to provide the opportunity for severance and change in control benefits to Executive on the terms provided in this Agreement.

Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the continuing employment of Executive by the Company, the parties hereto agree as follows:

1. Effectiveness and Term of Agreement. This Agreement shall become effective as of                     , the “Effective Date”) and will terminate as of such time as the Company has met all of its obligations hereunder following a termination of Executive’s employment with the Company.

2. Qualifying Termination. If Executive is subject to a Qualifying Termination, then, subject to Sections 4, 8, and 9 below, Executive will be entitled to the following benefits:

(a) Severance Benefits. The Company shall pay Executive an amount equal to the sum of (i)              (    ) months of his or her then-current monthly base salary, (ii) target Annual Bonus, pro-rated as a percentage of the number of days Executive remained employed in the applicable year prior to the effective date of termination (“Termination Date”) and (iii) any unpaid bonuses arising from the achievement of performance goals in the fiscal year immediately prior to the fiscal year in which the Qualifying Termination occurs that Executive would have been paid had Executive remained an employee through the applicable payment date (provided that such payment date would have occurred in the fiscal year in which the Qualifying Termination occurs). Executive will receive his or her severance payment in a cash lump sum, less applicable withholdings, which will be paid on the first business day occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied. If Executive is subject to a Qualifying Termination, no Equity Awards (as defined below) shall accelerate, except as may be provided in an individual award agreement between Executive and the Company.

(b) Continued Employee Benefits. If Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act or any local, state or federal law of similar effect (“COBRA”), the Company shall pay, directly to the applicable plan administrator on Executive’s behalf, the full amount of COBRA premiums for Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for Executive’s spouse and eligible dependents, for the              (    )-month period following Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer; provided that if the Company determines that it cannot provide the payment of COBRA on behalf of Executive without violating applicable law or incurring additional expense under applicable law, the Company will provide Executive, in lieu thereof, a taxable lump sum payment for the balance of the nine (9)-month COBRA period, which payment will equal 100% of the applicable COBRA premium for Executive and any dependents. The number of months of COBRA to be paid, in the event of a cash payment under the preceding sentence, shall be reduced by the number of months of COBRA premiums previously paid by the Company.

3. CIC Qualifying Termination. If Executive is subject to a CIC Qualifying Termination, then, subject to Sections 4, 8, and 9 below, Executive will be entitled to the following benefits:

(a) Severance and Bonus Payments. The Company or its successor shall pay Executive an amount equal to the sum of (i)              (    ) months of his or her monthly base salary, (ii) Executive’s then current target annual bonus, each at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination and (iii) any unpaid bonuses arising from the achievement of performance goals in the fiscal year immediately prior to the fiscal year in which the Qualifying Termination occurs that Executive would have been paid had Executive remained an employee through the applicable payment date (provided that such payment date would have occurred in the fiscal year in which the Qualifying Termination occurs). Executive will receive his or her severance payment in a cash lump sum, less applicable withholdings, which will be paid on the first business day occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied.

(b) Equity. As of the Termination Date, each of Executive’s then outstanding unvested Equity Awards, excluding awards that vest based upon the satisfaction of performance criteria, shall accelerate and immediately become fully vested (and, if applicable, exercisable) with respect to 100% of the shares subject thereto. “Equity Awards” means all options to purchase shares of Company common stock, restricted stock units, and all other stock-based awards granted to Executive, including but not limited to stock bonus awards, restricted stock and stock appreciation rights. Subject to Section 4, the accelerated vesting described above shall be effective as of the Separation. In the event an Equity Award vests based upon the satisfaction of performance criteria, the treatment of such Equity Award shall be based upon the terms of such Equity Award and shall not be subject to accelerated vesting pursuant to the terms of this Section 3(b). In the event an Equity Award does not vest based upon the satisfaction of performance criteria and was granted prior to the Effective Date, the treatment of such Equity Award shall be based upon the terms of such Equity Award and shall not be subject to accelerated vesting pursuant to the terms of this Section 3(b); provided, however, that to the extent that this Section 3(b) provides for more favorable vesting acceleration than the terms of such Equity Award, then the terms of this Section 3(b) shall apply to such Equity Award instead.

(c) Continued Employee Benefits. If Executive timely elects continued coverage under COBRA, the Company shall pay, directly to the applicable plan administrator on Executive’s behalf, the full amount of COBRA premiums for Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for Executive’s spouse and eligible dependents, for the              (    )-month period following Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer; provided that if the Company determines that it cannot provide the payment of COBRA on behalf of Executive without violating applicable law or incurring additional expense under applicable law, the Company will provide Executive, in lieu thereof, a taxable lump sum payment for the balance of the              (    )-month COBRA period, which payment will equal 100% of the applicable COBRA premium for Executive and any dependents. The number of months of COBRA to be paid, in any case, shall be reduced by the number of months of COBRA previously paid by the Company.

(d) Benefits True Up. In the event Executive terminates pursuant to a Qualifying Termination under Section 2 and that termination later qualifies as a CIC Qualifying Termination, then the Company shall make a true-up payment to Executive so that the aggregate of all benefits provided to Executive are those in this Section 3. Notwithstanding the timing described in Sections 3(a), 3(b) and 3(c), this true-up payment will occur on the closing of the Change of Control, and any equity awards that would otherwise forfeit upon a Qualifying Termination shall remain outstanding and eligible to vest for three (3) months following such Qualifying Termination to permit the acceleration described in Section 3(b) above.

4. General Release. Any other provision of this Agreement notwithstanding, the benefits under Section 2 and 3 shall not apply unless Executive has timely executed a general release of claims in a form prescribed by the Company and such release has become effective (the document effecting the foregoing, the “Release”). The Company will deliver the form of Release to Executive within ten (10) days after Executive’s Separation. Executive must execute and return the Release within the time period specified in the form, and in all events within sixty (60) days following the termination event described in Section 2 or 3, as applicable.

5. Accrued Compensation and Benefits. Notwithstanding anything to the contrary in Section 2 and 3 above, the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the Separation, including unused earned vacation pay and unreimbursed documented business expenses incurred by Executive prior to the date of termination (collectively, “Accrued Compensation and Expenses”). In addition, Executive shall be entitled to any other vested benefits earned by Executive under any other employee benefit plans and arrangements maintained by the Company for the period through and including the Separation, in accordance with the terms of such plans and arrangements, except as may be modified herein (collectively, “Accrued Benefits”). Any Accrued Compensation and Expenses to which Executive is entitled shall be paid to Executive in cash as soon as administratively practicable after the termination, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year in which Separation occurs or at such earlier time as may be required by applicable law. Any Accrued Benefits to which Executive is entitled shall be paid to Executive as provided in the relevant plans and arrangements.

6. Definitions.

(a) “Cause” will mean one or more of the following: (i) the conviction of, or plea of guilty or no contest to any felony or willful criminal act involving fraud, misappropriation, embezzlement; (ii) the willful and material misappropriation of the funds or property of the Company; (iii) Executive’s willful refusal (except due to authorized absence or disability) to perform Executive’s material duties or comply with the lawful and reasonable instructions of the Board or Company policy in a manner consistent with Executive’s position and duties hereunder; (iv) any willful and material act or omission aiding or abetting a competitor, vendor or client of the Company to the material disadvantage or detriment of the Company; (v) gross negligence or willful misconduct with respect to the Company; (vi) repeatedly reporting to work under the influence of alcohol or illegal drugs in a manner that materially adversely affects Executive’s performance of Executive’s duties; (vii) any willful conduct causing the Company substantial public disgrace or substantial disrepute or substantial economic harm; (viii) Executive’s willful and unauthorized use or disclosure of material confidential information or trade secrets of the Company; or (ix) any other willful and material breach of any agreement between Executive and the Company. In all events, the determination of “Cause” shall be made by a good faith, majority vote of the Board of Directors. With respect to subparts (iii) through (ix) above, Cause shall not exist unless Executive is first given written notice specifying the claimed grounds for Cause and a reasonable opportunity (not less than 30 days) to cure, if curable, the claimed grounds for Cause.

(b) “Change in Control” has the meaning set forth in the Company’s 2020 Equity Incentive Plan, as it may be amended from time to time, or any successor plan thereto.

(c) “CIC Qualifying Termination” means a Separation (i) within twelve (12) months following a Change in Control or (ii) within three (3) months preceding a Change in Control, in each case, resulting from (i) the Company terminating Executive’s employment for any reason other than Cause or (ii) Executive voluntarily resigning his or her employment for Good Reason. A termination or resignation due to Executive’s death or disability shall not constitute a CIC Qualifying Termination.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Good Reason” means the occurrence of the following without Executive’s consent: (i) a relocation of Executive’s principal workplace by more than 35 miles unless such relocation is within 35 miles of Executive’s principal residence; (ii) a material reduction in Executive’s base pay or target bonus in excess of 10%, other than in connection with across-the-board reductions in base pay or bonus based on the Company’s financial performance similarly affecting all or substantially all of the Company’s Executives; (iii) a material reduction of Executive’s duties, authority, or responsibilities, relative to Executive’s duties, authority, or responsibilities as in effect immediately prior to such reduction; (iv) any requirement that Executive engage in any conduct he or she reasonably believes is illegal; or (v) a material breach by the Company of this Agreement or any other agreement between Executive and the Company. A condition shall not be considered “Good Reason” unless Executive gives the Company written notice of such condition within ninety (90) days after such condition comes into existence or Employee knew or should have known with reasonable diligence of its existence, and the Company fails to remedy such condition with thirty (30) days after receiving Executive’s written notice. Executive must resign Executive’s employment no later than fifteen (15) days following expiration of the Company’s thirty (30) day cure period or written receipt from the Company of its intent not to cure.

(f) “Qualifying Termination” means a Separation that is not a CIC Qualifying Termination, but which results from (i) the Company terminating Executive’s employment for any reason other than Cause or (ii) Executive voluntarily resigning his employment for Good Reason. A termination or resignation due to Executive’s death or disability shall not constitute a Qualifying Termination.

(g) “Release Conditions” means (i) the Company has received Executive’s executed Release and (ii) any rescission period applicable to Executive’s executed Release has expired such that the Release is effective.

(h) “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

(i) For purposes of this Agreement, no act or failure to act on Employee’s part shall be considered “willful” unless it is done, or omitted to be done, by Executive intentionally, in bad faith and without reasonable belief that the action or omission was in the best interest of the Company.

7. Successors.

(a) Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.

(b) Executive’s Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Golden Parachute Taxes.

In the event that (i) any payment or benefit arising out of or in connection with a change of ownership or effective control of the Company or a substantial portion of its assets within the meaning of Section 280G of the Code (such change, a “280G Change in Control”), that is made or provided, or to be made or provided, by the Company (or any successors thereto or affiliates thereof) to Executive, whether pursuant to the terms of this Agreement or any other plan, agreement, or arrangement (any such payment or benefit, a “Parachute Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) and (ii) the net after-tax amount (taking into account all applicable taxes payable by Executive, including any Excise Taxes) that Executive would receive with respect to such Parachute Payments does not exceed the net after-tax amount that Executive would receive if the amount of such Parachute Payments were reduced to the maximum amount that could otherwise be payable to Executive without the imposition of the Excise Tax, then such Parachute Payments shall be reduced to the extent necessary to eliminate the imposition of the Excise Tax. Any reduction in the Parachute Payments required to be made pursuant to this section shall be made first with respect to Parachute Payments payable in cash before being made in respect to any Parachute Payments to be provided in the form of benefits or equity award acceleration, and in the form of benefits before being made with respect to equity award acceleration, and in any case, shall be made with respect to such Parachute Payments in inverse order of the scheduled dates or times for the payment or provision of such Parachute Payments.

9. Miscellaneous Provisions.

(a) Section 409A. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from Executive’s Separation; or (ii) the date of Executive’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b) (2) of the regulations under Section 409A. Notwithstanding anything to the contrary in this Agreement, if the period of time comprising (x) the time to consider and make effective the Release and (y) the time after the expiration or cessation of any cure period or attempt to cure Good Reason, spans two calendar years, then, any payments that constitute deferred compensation subject to Section 409A will be made in the second calendar year. If either the Company or Executive reasonably determines that any payment or benefit provided under this Agreement will violate Section 409A of the Code, the Company and Executive will use best efforts to restructure the payment in a manner that is either exempt from or compliant with Section 409A of the Code. The Company and Executive will execute any and all amendments to this Agreement as may be necessary to ensure compliance with the distribution provisions of Section 409A of the Code in an effort to avoid or minimize, to the extent allowable by law, the tax (and any interest or penalties thereon) associated with Section 409A of the Code. If it is determined that a payment under this Agreement was (or may be) made in violation of Section 409A of the Code, the Company will cooperate reasonably with any effort by Executive to mitigate the tax consequences of such violation, including cooperation with Executive’s participation in any IRS voluntary compliance program or other correction procedure under Section 409A of the Code that may be available to Executive.

(b) Other Arrangements. This Agreement supersedes any and all severance arrangements and accelerated vesting benefits which were previously offered or provided by the Company to Executive, and Executive hereby waives Executive’s rights to such other benefits. For the avoidance of doubt, in no event shall Executive receive benefits under both Sections 2 and Section 3 with respect to Executive’s Separation. This Agreement may only be modified in a writing signed by both Executive and an authorized officer of the Company.

(c) Choice of Law; Dispute Resolution. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement, Executive’s employment with the Company or any other relationship between Executive and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. In any action related to any Dispute, Executive and the Company submit to the exclusive personal jurisdiction and venue of the federal and state courts located in the San Mateo or San Francisco Counties, California.

(d) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when sent by email and personally delivered or mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of Executive, notices shall be addressed to him or her at the home address and personal email address which he or she most recently communicated to the Company in writing. In the case of the Company, notices shall be addressed to its corporate headquarters, directed to the attention of its Secretary, and sent to the email address for such individual. Employee agrees to update Company in the event his/her mailing or email address changes during employment.

(e) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(f) Withholding Taxes. All payments made under this Agreement shall be subject to applicable withholding and income taxes.

(g) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h) At-Will Employment. Nothing in this Agreement shall confer upon Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason.

(i) Counterparts. This Agreement may be executed in counterparts and by pdf or other electronic means and, when so executed, shall be considered one and the same instrument, have the same force and effect as an original, and constitute an effective, binding agreement on each of the Parties.

[Signature Page to Executive Change In Control And Severance Agreement Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

EXECUTIVE	COMPANY

Name:	Name:
Title:

[Signature Page to Executive Severance Agreement]